Exhibit 10.19

eHealth, Inc.

440 East Middlefield Road

Mountain View, CA 94043

www.ehealth.com

Phone 650.584.2700

Fax 650.961.2110

November 13, 2008

Scott Sanborn

Dear Scott,

We are pleased to offer you the full time, regular position of Chief Revenue and Marketing Officer with eHealthInsurance Services, Inc. (the “Company”) commencing on November 24, 2008. Our team is excited that you will be joining us. You will report to and work under the direction of Gary Lauer, President and Chief Executive Officer.

You will be a regular full-time exempt employee and your starting annual base compensation shall be $275,000 per year, less applicable withholding, payable bi-weekly in accordance with the Company’s standard payroll practices. Pending approval by the Company’s Compensation Committee, you will be eligible to participate in the eHealth, Inc. 2009 Executive Bonus Plan. Your bonus target will be 50% of your base salary (maximum payout of up to 75% of base salary).

Additionally, if you decide to join us, it will be recommended to a committee of the Board of Directors that you be granted an option entitling you to purchase 75,000 shares of eHealth, Inc. Common Stock at the closing price on the date of the grant. The date of grant (the “Date of Grant”) is always the third Tuesday of a month, and it occurs at least 10 business days after a committee of the Board approves your grant. Unless the committee determines otherwise, your Option will become exercisable for 25% of the total number of shares one year from your start date, and thereafter the balance will become exercisable in equal monthly installments over the next 36 months, subject to your continued employment with us. Your option will have a maximum term of seven years from the Date of Grant, or earlier if your employment terminates. The option will be subject to the eHealth, Inc. 2006 Equity Incentive Plan and the form of Stock Option Agreement thereunder.

In addition to recommending the grant of the stock option, it will be recommended to a committee of the Board of Directors that you be granted a restricted stock unit covering 25,000 shares of eHealth, Inc. common stock (the “RSU”) under the following vesting schedule: 6,250 shares of the common stock subject to the RSU will vest on the twelve month anniversary of your start date. Unless the committee determines otherwise, the remainder of the shares of common stock subject to the RSU will vest in equal 6,250 share amounts on the anniversary of

Scott Sanborn

November 13, 2008

such vesting start date in each of the three years after the twelve-month anniversary, subject to your continued employment with us. The RSU will not be issued until the Date of Grant and will be subject to the terms and conditions of the eHealth, Inc. 2006 Equity Incentive Plan and form of Restricted Stock Unit agreement thereunder.

In the event your employment is involuntarily terminated without cause, then, subject to the effectiveness of a release of claims substantially in the form attached hereto as Exhibit A within sixty days of the date of your termination, you shall immediately receive a lump-sum severance payment on the 61st day following the date of your termination (or such later date as is necessary to avoid the imposition of additional taxes under Internal Revenue Code Section 409A) equal to six (6) months of your base salary then in effect.

For the purposes of this offer letter, “cause” shall mean your (i) conviction of, guilty plea, or plea of nolo contendere to, any felony; (ii) commission of an act of fraud or dishonesty against the Company; (iii) willful breach of material provisions of the Company’s policies; (iv) intentional damage to the Company’s property; (v) breach of the Proprietary Information and Inventions Agreement; or (vi) refusal to follow the reasonable and lawful policies or directions of the Company as specified by the CEO after being provided with notice of such failure and an opportunity to cure within thirty (30) days of receipt of such notice (and satisfactory cure as determined by the CEO), provided, however, that failure to satisfy certain performance objectives such as meeting the Company’s business goals will not in and of itself constitute cause.

Notwithstanding anything to the contrary in this offer letter, if you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code and any final regulations and guidance promulgated thereunder (“Section 409A”) at the time of your termination, then any severance payments payable pursuant to this offer letter and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to you on or within the six (6) month period following your separation from service will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your separation from service. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. It is the intent of this offer letter to comply with the requirements of Section 409A so that none of the severance payments to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

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Scott Sanborn

November 13, 2008

Please note that your employment will be an at-will relationship. This means that either you or the company may terminate the employment relationship at any time and for any reason, with or without notice. Nothing in the grant of a stock option, the grant of the RSU or otherwise in this offer of employment should be construed as a guarantee of continued employment for any set period of time.

By signing below, you consent to the resolution by arbitration of all claims or controversies, past, present or future, between you and the company, whether or not arising out of your employment, pursuant to the Mutual Agreement to Arbitrate Claims, which is incorporated herein by reference.

As a condition of your employment, you also agree to sign and abide by the Proprietary Information and Inventions Agreement.

This offer, the Proprietary Information and Inventions Agreement, any stock option agreement, any RSU agreement and the Mutual Agreement to Arbitrate Claims represent the entire agreement between you and the company regarding your employment with the company, and supersede any previous oral or written agreements. This offer and your employment are contingent upon (1) satisfactory results from your background check, and (2) your providing within three days of your commencement date proof of your ability to work lawfully in the United States in compliance with the Immigration Reform and Control Act of 1986.

In acceptance of this position, please sign and return a copy of this letter, together with a signed copy of the company’s standard Proprietary Information and Inventions Agreement and the Mutual Agreement to Arbitrate Claims.

I know I speak for the rest of the team in saying that we are looking forward to working with you as you bring your unique and significant skills to the company. This offer expires on November 13, 2008. If you have any questions, please feel free to call me.

Sincerely,	Accepted:

/s/ Gary Lauer	/s/ Scott Sanborn
Gary Lauer	Scott Sanborn
President and Chief Executive Officer eHealthInsurance Services, Inc.	11/24/08
Date

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EXHIBIT A

EHEALTH, INC./SCOTT SANBORN

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made by and between eHealth, inc. (the “Company”), and Scott Sanborn (“Employee”).

WHEREAS, Employee has agreed to enter into a release of claims in favor of the Company upon certain events specified in the Amendment to the Offer Letter Supplement to which this release of claims is attached as Exhibit A.

NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

1. Termination. Employee’s employment from the Company terminated on ________________.

2. Confidential Information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Proprietary Information and Inventions Agreement, between Employee and the Company. Employee shall return all the Company property and confidential and proprietary information in his possession to the Company on the Effective Date of this Agreement.

3. Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee.

4. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

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(a) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued thereunder;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g) any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations due Employee under Section 4(b) of the Employment Agreement. Nothing in this Agreement waives Employee’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

5. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Employee signs this Agreement.

6. Civil Code Section 1542. Employee represents that he is not aware of any claims against the Company other than the claims that are released by this Agreement. Employee acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any statute or common law principles of similar effect.

7. No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

8. Application for Employment. Employee understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company.

9. No Cooperation. Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

10. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Employee or to any third party.

11. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

12. Authority. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

13. No Representations. Employee represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

14. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

15. Entire Agreement. This Agreement, along with the Proprietary Information and Inventions Agreement previously entered into by and between Employee and the Company and Employee’s written equity compensation agreements with the Company, represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company.

16. No Oral Modification. This Agreement may only be amended in writing signed by Employee and the Chief Executive Officer of the Company.

17. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

18. Effective Date. This Agreement is effective eight (8) days after it has been signed by both Parties.

19. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

20. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Agreement and of the releases it contains;

(d) They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

eHealth, inc.

Dated: , 20	By

Dated: , 20
Scott Sanborn